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                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549



                                   FORM 8-K



                                CURRENT REPORT


                    Pursuant to Section 13 or 15 (d) of the
                        Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported): MARCH 19, 1998


                           PRIME GROUP REALTY TRUST
            (Exact name of Registrant as specified in its Charter)





            MARYLAND                     1-13589                36-4173047
(State or other jurisdiction of      (Commission File       (I.R.S. Employer
incorporation or organization)           Number)            Identification No.)

77 West Wacker Drive, Suite 3900, Chicago, Illinois                60601
   (Address of principal executive offices)                      (Zip Code)

                                (312) 917-1300
             (Registrant's telephone number, including area code)

                                      N/A
                        (Former name or former address,
                         if changed since last report)




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ITEM 5.  OTHER EVENTS

     The registrant has announced the private placement of 2,579,994 million Common Shares. A press release dated March 19, 1998 relating to this event is attached to this Report. This Current Report on Form 8-K is being filed in accordance with Rule 135c (d) of the Securities Act of 1933, as amended. The text of the press release is as follows:

"CHICAGO, March 19/PRNewswire/ -- Prime Group Realty Trust (NYSE: PGE - NEWS) announced today that it has received commitments from institutional investors to purchase 2.58 million Common Shares in a private placement offering. The private placement is subject to the execution of definitive documentation and customary closing conditions. Net proceeds to the company are expected to be approximately $49.25 million. These proceeds will be used for additional acquisitions. The Common Shares subject to the private placement will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Prime Group Realty Trust is a fully-integrated, self-administered, and self-managed real estate investment trust (REIT) which owns, manages, leases, develops and redevelops office and industrial real estate, primarily in the Chicago metropolitan area. The company is the only publicly traded REIT focusing on both office and industrial markets in the Chicago metropolitan area. Including the properties currently under contract, the Company's current portfolio consists of 23 office properties with approximately 6.0 million NRSF and 44 industrial properties containing an aggregate of approximately 5.7 million NRSF. The portfolio also includes 83.4 acres of developable land and rights to acquire more than 157 additional acres of developable land.

This press release contains certain forward-looking statements. The words "believes," "anticipates," "estimates" and similar words or expressions are generally intended to identify forward-looking statements. These statements involve risks and uncertainties and actual results may vary. For further information, reference should be made to Prime Group's filings with the Securities and Exchange Commission."

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                                   SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                              PRIME GROUP REALTY TRUST
                              Registrant

                              /s/  William M. Karnes
                              ----------------------------
                              William M. Karnes
                              Executive Vice President and
                              Chief Financial Officer

Date:  April 13, 1998